Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-228559

May 3, 2021

Syneos Health Announces Secondary Offering of Common Stock

MORRISVILLE, N.C. – May 3, 2021 — Syneos Health, Inc. (Nasdaq: SYNH) (the “Company” or “Syneos Health”), the only fully integrated biopharmaceutical solutions organization, today announced it commenced an underwritten secondary offering by affiliates of Thomas H. Lee Partners, L.P. and Advent International Corporation (the “Selling Stockholders”) of an aggregate of 7,000,000 shares of the Company’s common stock (the “Offering”) pursuant to the Company’s shelf registration statement filed with the Securities and Exchange Commission (“SEC”). The Selling Stockholders intend to grant the underwriter a 30-day option to purchase up to 1,050,000 additional shares of common stock. Syneos Health is not selling any shares and will not receive any proceeds from the sale of the shares by the Selling Stockholders in the Offering.

In addition, Syneos Health entered into an agreement with the Selling Stockholders to repurchase an aggregate of 400,000 shares of common stock from such Selling Stockholders in a private transaction, concurrently with the closing of the Offering, at the price at which the shares of common stock are sold to the public in the Offering, less underwriting discounts and commissions. The closing of the share repurchase is contingent on, and expected to occur simultaneously with, the closing of the Offering, subject to the satisfaction of other customary conditions. The closing of the Offering is not contingent on the closing of the share repurchase.

BofA Securities is acting as the sole underwriter of the Offering.

The underwriter proposes to offer the shares of common stock from time to time for sale in one or more transactions on the Nasdaq, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

An automatic shelf registration statement (including a prospectus) relating to the Offering was filed with the SEC on November 27, 2018 and became effective upon filing. Before you invest, you should read the registration statement, prospectus and other documents Syneos Health has made available with the SEC for information about Syneos Health and the Offering. You may obtain these documents free of charge by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, copies of the prospectus and accompanying prospectus supplement, when available, may be obtained from:

BofA Securities, Inc.

NC1-004-03-43

200 North College Street, 3rd floor

Charlotte NC 28255-0001

Attn: Prospectus Department

Email: dg.prospectus_requests@bofa.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Forward-Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to: reliance on key personnel; principal investigators and patients; general and international economic, political, and other risks, including currency and stock market fluctuations and the uncertain economic environment; any failure to realize the anticipated benefits of the acquisitions of SHCR Holdings Corporation, or Synteract, and Illingworth Research Group; risks related to the COVID-19 pandemic; the Company’s ability to adequately price its contracts and not overrun cost estimates; any adverse effects from the Company’s customer or therapeutic area concentration; the Company’s ability to maintain or generate new business awards; the Company’s ability to increase its market share, grow its business, and execute its growth strategies; the Company’s backlog not being indicative of future revenues and its ability to realize the anticipated future revenue reflected in its backlog; fluctuations in the Company’s operating results and effective income tax rate; risks related to the Company’s information systems and cybersecurity; changes and costs of compliance with regulations related to data privacy; risks related to the United Kingdom’s withdrawal from the European Union; risks related to the Company’s transfer pricing policies; failure to perform services in accordance with contractual requirements, regulatory requirements and ethical considerations; risks relating to litigation and government investigations; risks associated with the Company’s early phase clinical facilities; insurance risk; risks of liability resulting from harm to patients; success of investments in the Company’s customers’ business or drugs; foreign currency exchange rate fluctuations; risks associated with acquired businesses, including the ability to integrate acquired operations, products, and technologies in our business; risks related to the Company’s income tax expense and tax reform; risks relating to the Company’s intellectual property; risks associated with the Company’s acquisition strategy; failure to realize the full value of goodwill and intangible assets; restructuring risk; potential violations of anti-corruption and anti-bribery laws; risks related to the Company’s dependence on third parties; downgrades of the Company’s credit ratings; competition in the biopharmaceutical services industry; changes in outsourcing trends; regulatory risks; trends in the Company’s customers’ businesses; the Company’s ability to keep pace with rapid technological change; risks related to the Company’s indebtedness; fluctuations in the Company’s financial results and stock price; and other risk factors set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and other SEC filings, copies of which are available free of charge on the SEC website at www.sec.gov. The Company assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

About Syneos Health

Syneos Health® (Nasdaq:SYNH) is the only fully integrated biopharmaceutical solutions organization. The Company, including a Contract Research Organization (CRO) and Contract Commercial Organization (CCO), is purpose-built to accelerate customer performance to address modern market realities. We bring together approximately 25,000 clinical and commercial minds with the ability to support customers in more than 110 countries. Together we share insights, use the latest technologies and apply advanced business practices to speed our customers’ delivery of important therapies to patients.

Investor Relations Contact: Ronnie Speight Senior Vice President, Investor Relations Phone: +1 919 745 2745 Email: Investor.Relations@syneoshealth.com	Press/Media Contact: Gary Gatyas Executive Director, External Communications Phone: +1 908 763 3428 Email: gary.gatyas@syneoshealth.com